Exhibit 10.22

202310 edition

Working Capital Loan Contract

Bank of Jiangsu Co., Ltd

Working Capital Loan Contract

Contract No. : JK2024032610078414

Special notice: Prior to the signing of this agreement, the lessor shall present the terms and conditions of the original agreement and any additional ownership provisions, clearly understand the terms and conditions of the agreement, and the terms and conditions of the original agreement shall be clearly understood. Comment Japanese understanding. If you have any questions about the contents of this joint agreement, please be sure to understand the terms and conditions of the joint agreement, and the terms and conditions of the loan shall be terminated in connection with Jiangsu Bank’s customer service or customer service procedure. Customer service phone number 95319.

The terms and conditions of the joint ownership shall be as follows: The debtor and the purchaser shall specify the conduit and the electronic name, etc., and the terms and conditions of the joint ownership agreement shall be accepted. This agreement is written in electronic form, and the Borrower fully understands its effectiveness.

Borrower: Jiangsu HUHU Electromechanical Technology Co., LTD

Address: A3-1208, No.228, Linghu Avenue, Xinwu District, Wuxi City

Tel.: ___________

Fax:            /

E-mail:___________

Lender: Bank of Jiangsu Co., LTD. Wuxi Branch

Address: No.18, 7th Financial Street, Wuxi City, Jiangsu Province

According to the relevant laws and regulations of the state, the two parties enter into this contract through consensus and are willing to abide by all the terms of this contract.

Article 1 Contents of Loans

I. Amount of the loan: (currency) RMB (uppercase)Three Million Yuan Only

II. Loan period: From 2024/03/26 to 2026/03/25

III. Interest rate on borrowing:

1. The interest rate of RMB loan is type A.  (☑  is subject to √):

A. The borrowings under this contract shall be executed at a fixed interest rate of 3.6% per year (i.e., 3.45% at the last announced market quotation rate (LPR) for loans with a ☐ one-year/☐ five-year term plus (plus / minus) 15 BP (Each BP equals 0.01 percentage points) on the last announced date before the date of signing this contract), and the interest rate will remain unchanged during the validity period of the contract;

B.The borrowing under this contract adopts a fixed interest rate, and the annual interest rate is the last announced market quotation rate (LPR) for loans with a ☐ one-year/☐ five-year term            /            (plus/minus)            /            BP (Each BP is equal to 0.01 percentage points) published on the day before the loan issuance date, and the interest rate will remain unchanged during the validity period of the contract;

C. The borrowing under this contract adopts a floating interest rate, and the interest rate is the last loan market quotation rate (LPR)            /            (plus/subtract)            /            BP (Each BP equals 001 percentage points) announced on the day before the loan issuance date, and the contract interest rate is adjusted according to the above floating rules with the loan market quotation rate (LPR) for the same period last announced on the day before the adjustment date, and the adjustment period is adjusted according to            /            (month/quarter/half a year/year), and the adjustment date is            /            .

Special note: If the above item B or C borrowing interest rate is selected, the estimated annual interest rate of the loan market quotation rate (LPR)            /            (plus/subtract)            /            BP (Each BP equals 0.01 percentage point) published on the day before the signing date of this contract is            /            , the interest rate is only for the borrower’s reference, and the actual execution annual interest rate at the time of loan issuance shall be subject to the borrowing receipt.

2. Foreign exchange borrowing rates are the            /            of the following:

A. The loan under this contract shall be at a fixed interest rate of            /            (in words) months            /            (LIBOR/HIBOR/SIBOR)+            /            %, subject to annual rate            /            %, the contract interest rate remains unchanged during the term;

B. The loan under this Contract is subject to a floating interest rate of            /            (in words) months            /            (LIBOR/HIBOR/SIBOR)+            /            %, with an annual interest rate of            /            % executed in conjunction with the interest rate.

3. Calculation of interest

The interest on the loan under this contract is calculated according to the actual loan amount and the actual number of borrowing days from the date of issuance of the loan, except for the overdue recovery interest, the simple interest calculation method is adopted, and the interest is calculated on a daily basis, and the daily interest rate = annual interest rate / 360.

4. The purpose of the loan is to purchase Electronic-chemical detector etc.

The borrower shall use the loan in strict accordance with the purpose specified in this contract, and shall not change the purpose of the loan or misappropriate the loan without the consent of the lender.

The borrower undertakes that the borrowed funds shall not be used in any form for fixed assets, equity investment, as well as fields and purposes that violate the national credit policy, shall not be used for investment in stocks, bonds, futures, financial derivatives and asset management products, and shall not engage in illegal activities.

5. Loan IOU

The loan IOU is the borrower’s borrowing certificate under this contract, which is a valid part of this contract and has the same legal effect as this contract. If the borrower’s loan amount, issuance date, maturity date, interest rate and other loan contents under this contract are inconsistent with the borrowing note, the borrowing note shall prevail.

Article 2 Interest on loans

1. The borrowings under this contract are settled on a monthly (monthly/quarterly) basis on the 20th day of each month (month/quarter end month). If the last repayment date of the principal amount of the loan is not on the interest settlement date, the unpaid interest shall be paid with interest.

2. The borrower must pay interest on the same day of each interest settlement date, and the lender can directly deduct it from the account opened by the borrower in Jiangsu Bank.

Article 3 Penalty Interest and Compound Interest

When the loan under this contract is overdue or the loan is not used according to the purpose agreed in the contract, interest and compound interest shall be calculated in the following method A :

A. If the borrower fails to repay the loan in full and on time if the loan is due (including early maturity) at a fixed interest rate, the lender has the right to charge penalty interest at the borrowing rate of this contract by 50% from the date of overdue; If the borrower fails to use the loan according to the purpose agreed in the contract, the lender has the right to charge penalty interest at the borrowing rate of this contract by 100% from the date of misappropriation.

The interest (including penalty interest) paid overdue by the borrower shall be compounded at the interest rate of this contract, and the interest shall be compounded at the penalty interest rate after the loan is overdue.

B. If a loan with a floating interest rate expires (including early maturity) and the borrower fails to repay the loan in full and on time, the lender has the right to charge penalty interest at the current floating interest rate plus 50% from the date of overdue; If the borrower fails to use the loan according to the purpose agreed in the contract, the lender has the right to charge penalty interest at the current floating interest rate plus 100% from the date of misappropriation.

The interest paid at the time of the loan (comprehensive payment) will be calculated based on the combined interest rate, and the interest rate calculated after the loan period will be calculated.

Article 4 Withdrawal Conditions

1. The Borrower may withdraw funds only when this contract is effective and the following conditions are met (unless the lender agrees to the exemption):

(1) The Borrower has opened relevant RMB or/and foreign exchange accounts with the Lender or its branches;

(2) The borrower has provided the lender with legal documents proving the legitimacy of the borrower, including but not limited to the latest and valid business license, approval certificate, joint venture or cooperation contract, articles of association, etc.;

(3) A case of a joint contract between a loan and a joint loan with a valid security agreement, and a joint contract with a guarantor who has not yet completed the loan;

(4) The procedures related to this contract and required by the lender including but not limited to approval, registration, filing, insurance, notarization, witness, etc. have been completed;

(5) The borrower has provided the lender with a capital verification report proving that the borrower’s registered capital has been contributed;

(6) According to the provisions of the borrower’s internal authorization system, the borrower has provided the lender with a resolution and authorization letter from the competent department such as the borrower’s board of directors and/or shareholders’ (general) meeting agreeing to the loan under this contract;

(7) The Borrower has provided the lender with supporting materials regarding the purpose of the loan under this contract;

(8) If the lender deems it necessary, the borrower shall notarize the loan contract and guarantee contract such as the guarantee contract, the mortgage (pledge) contract, etc., which have enforceable effect;

(9) The Borrower and/or the Guarantor has paid all fees (if any) payable under this Contract;

(10) The Borrower has not committed any event of default under this contract and other contracts signed with the Lender, other branches of Bank of Jiangsu Co., Ltd. or other third parties;

Article 5 Withdrawal Plan

After the withdrawal plan meets all the prerequisites for withdrawal, the borrower may apply to the lender for withdrawal at one time or in installments, and after the consent of the lender, the specific withdrawal amount, term, interest rate, etc. shall be subject to the borrowing IOU.

Article 6 Method of Payment

I. Borrowings under this contract shall be paid in the second method:

1. Entrusted payment method. The lender shall pay the loan funds through the borrower’s account to the borrower’s transaction partner for the purpose specified in this contract according to the borrower’s withdrawal application and payment entrustment.

2. Autonomous payment methods. After the lender releases the loan funds to the borrower’s account according to the borrower’s withdrawal application, the borrower shall independently pay the borrower’s counterparty for the purpose specified in this contract according to the plan determined at the time of application. The borrower undertakes to submit to the lender at least 30 days after the loan is disbursed the trade contract, invoices, transfer vouchers and other information to the lender in accordance with the requirements of the lender.

II. The lender has the right to negotiate supplementary loan payment conditions with the borrower under the following circumstances; If the negotiation fails, the lender has the right to stop the payment of loan funds or require the borrower to repay the disbursed loan in advance:

1. Declining credit status;

2. The profitability of the main business is not strong, and it breaks through the agreed financial indicators;

3. Failure to pay the loan funds as agreed in the contract;

4. Violating the contract and circumventing the lender entrusted payment by reducing the whole to zero.

5. Failure to comply with commitments;

6. Other circumstances in violation of the contract.

Article 7 Repayment

I. The source of repayment of the borrower includes but is not limited to operating income.

II. The borrower shall repay the loan in the fifth way as follows:

1. Pay interest on a monthly or quarterly basis, and return the principal of the loan in one lump sum when due, specifically in accordance with the interest settlement rules stipulated in Article 2 of this contract;

2. Repayment of equal principal and interest on a monthly basis, that is, except for the first and last two months, repay the principal and interest of the loan in a fixed amount every month, and return the remaining principal and interest of the loan on the maturity date of the loan. The monthly repayment amount is calculated as follows:

Monthly repayment amount (except the first and last two months) = borrowing principal * monthly interest rate * (1 + monthly interest rate) n ÷ [(1 + monthly interest rate) n -1], where n is the number of months borrowed, monthly interest rate = annual interest rate / 12.

3. Repay the loan in equal monthly amounts, that is, except for the first and last two months, repay the loan principal in a fixed amount every month, and repay the actual interest incurred in the month, and return the remaining loan principal and interest on the loan maturity date. The monthly repayment amount is calculated as follows:

Monthly repayment amount (except the first and last two months) = borrowed principal ÷ number of borrowing months + (borrowing priciple - accumulated borrowed principal repaid) * monthly interest rate, where monthly interest rate = annual interest rate / 12.

If the method of equal principal and interest on a monthly basis and equal principal repayment is adopted, the borrower can inquire about the actual amount of principal and interest payable in each month through Bank of Jiangsu’s business outlets and electronic channels (including but not limited to mobile banking, online banking), etc.

4. Small and micro “easy return” method:

a. Pay interest monthly, repay the principal according to            /            (monthly/quarterly/half a year), repay the principal            /            yuan (uppercase:            /            ) in each period, and the remaining principal and interest are paid off in one lump sum when due.

b. Apportioned repayment on            /            years. The monthly repayment amount is calculated according to the equal principal and interest of            /           years, and the remaining principal and interest are settled in one lump sum when due. (For example, the 3-year loan is repaid according to 5 years, that is, the monthly repayment amount from 1 to 35 months is calculated according to the 5-year “monthly equal principal and interest repayment” method, and the remaining principal and interest are repaid in one lump sum in the 36th month)

5. Other repayment methods: Pay interest monthly. Please refer to Article 2 of this contract for interest calculation rules. To repay the principal in installments, the borrower will repay the principal of 150,000.00 yuan on September 25, 2024, the principal of 150,000.00 yuan on March 25, 2025, the principal of 150,000.00 yuan on September 25, 2025, and the principal of RMB 2,550,000.00 on March 25, 2026 .

III. Date of repayment

1. If the repayment method in item 1 of the preceding paragraph is adopted, the maturity date of the loan shall be the last repayment date, and the interest shall be settled with the principal.

2. If the repayment methods in items 2, 3 and 4 of the preceding paragraph are adopted, the first repayment date shall be the ☐ first interest settlement date/☐ _______, and the corresponding date of the month/quarter end/month of each half year shall be the repayment date; If there is no corresponding date, the repayment date shall be the end of the month. The last repayment date is the maturity date of the loan.

If the above repayment date is a non-bank business day, it will be postponed to the next business day, and interest will be accrued during the extension period as agreed in this contract.

IV. If the borrower needs to extend the loan, it shall submit a written application to the lender 30 working days before the loan expires, and the extension shall be handled after the consent of the lender.

V. The Borrower irrevocably authorizes the Lender to deduct all or prematurely due principal and interest and other related expenses from any account opened by the Borrower at all levels of the branches of Bank of Jiangsu Co., Ltd., and if the deduction is foreign exchange, it shall be converted according to the spot foreign exchange purchase price announced by the lender on the date of deduction.

VI. The borrower’s early repayment of part or all of the loan requires the lender’s consent. The early repayment portion will accrue interest based on the prepayment principal amount, the actual number of days of use and the execution interest rate agreed in this contract. If the borrower repays the loan in advance, the accrued interest will not be adjusted; after the borrower repays the loan in advance, the interest on the unpaid loan will still be accrued according to the agreed execution interest rate.

VII. The borrower sets up a unit settlement account with the lender and allocates daily income cash flow to the account based on the proportion of the borrower’s total credit granted by the lender to its total credit granted by the financial institution. The borrower must prepare all the funds to repay the current loan principal and interest in the account before each repayment date, and authorize the lender to directly deduct and repay the loan principal and interest from the account.

Article 8 Representations and Warranties of the Borrower

1. The principal qualification of the Borrower shall meet the requirements of relevant laws, administrative regulations and normative documents;

2. The Borrower has been fully authorized to sign this Contract and other relevant documents and has the ability Capable of executing and performing its responsibilities;

3. The Borrower’s execution of this Contract and other relevant documents and performance of its responsibilities herein will not violate or violate any laws, regulations and normative documents, and shall not constitute a violation under this Contract Covenantal act;

4. The Borrower does not currently have any outstanding litigation, arbitration or administrative penalties, or according to the Borrower is aware of any lawsuit, arbitration or administrative penalty that may be filed against its assets or earnings;

5. The borrower cooperates with the lender in loan payment management, post-loan management and related inspections;

6. The financial statements provided by the borrower truly reflect the financial position of the borrower;

7. The application materials in this contract and the guarantee contract and the relevant borrowers and guarantors. The representations and warranties of the mortgagor, pledgee, collateral and project information are true, complete, legal, valid and accurate, and there are no false, concealed, misleading statements or material omissions.

8. The borrower understands and agrees: When the lender needs to make adjustments to funds, accounts, data, etc. due to system errors, page display errors, improper profits of the borrower, etc., the borrower agrees to authorize the lender to make adjustments on its own. Adjust and actively cooperate.

9. The borrower knows and agrees that the lender is not an Internet service provider. When the borrower uses the loan, the relevant funds may not be immediately recorded due to system transmission delays and other reasons. The actual recording time shall be subject to the results recorded by the lender’s system.

10. The lender reserves the right to suspend or terminate loan disbursements and adjust loan limits (including but not limited to the total size limit that can be disbursed on the day, the single limit, etc.) based on factors such as borrower qualifications, historical repayment status, interest rate policies, changes in market environment, use of funds, etc. The borrower has no objection to the unilateral right to such matters as the loan limit, daily limit and monthly limit) and the number of loans.

11. Unless there is reliable and definite evidence to the contrary, any legal documents submitted, confirmed or signed by the borrower in the form of electronic data and documents, vouchers, records and other related materials generated, produced or retained by the lender’s designated channels (including but not (limited to the term, amount, interest rate, repayment method, etc. of each loan), all constitute conclusive evidence that effectively proves the rights and obligations between the parties to the contract, and the borrower has no objection to this.

Article 9 Rights and Obligations of the Borrower

I. Rights of the borrower

1. Have the right to withdraw and use the loan in accordance with this contract;

2. After obtaining the written consent of the lender, the right to assign the debts under this contract to a third party.

II. Obligations of the borrower

1. The documents and materials required by the lender shall be truthfully provided (including all bank account numbers, deposit and loan balances, relevant loan usage, asset status, production and business activities, internal management and other true information);

2. The financial statements of the previous month shall be provided before the 20th day of each month, and the financial statements (or audited financial statements) shall be provided to the lender within 120 days after each fiscal year, and the lender shall be provided with its own changes and changes in a timely manner;

3. Borrower shall accept and cooperate with the lender in its investigation, supervision and inspection of its use of credit funds and related production, operation and financial activities;

4. Open a relevant settlement account at the Bank of Jiangsu, and handle domestic and foreign settlements, foreign exchange settlement and sales, and other intermediary transactions with the lender or its branches at least in proportion to the total balance of the borrowings under this contract and the borrower’s borrowings from other financial institutions.

5. The loan shall be used in accordance with the purpose and method agreed in this contract;

6. The principal, interest and other payables of the loan shall be repaid in full and on time as agreed in this contract;

7. Name of borrower, legal representative/responsible person; When there is a change in basic information such as domicile and registered capital, the lender shall be notified in writing within 5 working days after the change of relevant matters:

8. The borrower or guarantor shall immediately notify the lender in writing of any material adverse event that affects its solvency/guarantee ability when it occurs or may occur;

9. When the borrower encounters major matters such as contracting, leasing, change of property rights, asset transfer, foreign investment, substantial increase in debt financing, merger, division, equity transfer, application for suspension of business, application for dissolution or bankruptcy, reduction of registered capital or transfer of creditors and debts, etc., the borrower shall immediately notify the lender in writing and obtain the written consent of the lender, and the borrower shall implement the guarantee measures for the repayment of the principal and interest and other relevant expenses of the loan under this contract in accordance with the requirements of the lender;

10. The total amount of guarantees for third-party liabilities shall not exceed FIVE times the net assets of the borrower;

11. If the Borrower is a Group Customer, it shall report in writing to the Lender within 10 days from the date of the occurrence of the related party transaction with a subject amount of more than 10% of the Borrower’s net assets, including but not limited to the relationship between the parties to the transaction, the transaction items and the nature of the transaction, the transaction amount or corresponding proportion, and the pricing basis (including transactions with no amount or only a nominal amount);

12. Insure the insurance company for its borrowing-related property according to the requirements of the lender, and implement the relevant matters according to the requirements of the lender when applying for insurance;

13. If this contract is notarized by a notary public and gives enforcement effect, the borrower agrees to be enforced by the people’s court and waives the right of defense.

Article 10 Rights and obligations of the lender

I. Rights of the Lender

1. The right to request the Borrower to provide information in relation to the loan hereunder;

2. Have the right to require the borrower to repay the principal and interest of the loan on time or in advance;

3. Have the right to know the basic information of the borrower, production and operation, financial situation, repayment plan, guarantor and collateral, and have the right to extract or copy from relevant materials such as accounting books and business records;

4. Have the right to supervise the borrower’s use of the loan in accordance with the purposes and methods agreed in this contract;

5. If the borrower fails to perform the obligations stipulated in this contract, the lender has the right to change the payment method of the loan in accordance with the provisions of this contract, stop issuing the loan that the borrower has not yet drawn and/or require the borrower to return the loan in advance and declare that all the loans are due early;

6. The lender has the right to recover the loan in advance according to the borrower’s capital recovery;

7. The lender has the right to require the borrower to pay off the loan principal and interest under this contract in advance and pay all other related expenses in the event of major events such as contracting, leasing, change of property rights, asset transfer, foreign investment, substantial increase in debt financing, merger, division, equity transfer, suspension of business, application for dissolution or bankruptcy, reduction of registered capital, transfer of creditor’s rights and debts, merger, acquisition and reorganization, weakening of repayment ability, or major matters that endanger the security of the lender’s creditor’s rights such as the decline of the guarantor’s guarantee capacity. or require the Borrower to implement all of its obligations under this contract into the name of the transferee to which the Lender agrees to accept, or require the Borrower to provide other security measures accepted by the Lender;

8. Unless otherwise agreed by both parties, if the borrower defaults on the principal, interest and fees of the loan at the same time, the lender has the right to determine the order of repayment of the principal or interest or expenses;

In the case of installment repayment, if there are multiple due loans or overdue loans under this contract, the lender has the right to determine the order of repayment of a certain repayment by the borrower; If there are multiple mature loan contracts between the borrower and the lender, the lender has the right to determine the order of contracts to be performed by the borrower for each repayment;

9.When the lender’s system suspends the use of various electronic channels due to temporary maintenance, sudden failures, natural disasters, hacker attacks, etc., it does not need to notify the borrower in advance and does not assume any liability for breach of contract or compensation. However, in the event of foreseeable situations such as major periodic maintenance and upgrades of the lender’s system, the lender can announce relevant matters through the official website (www.jsbchina.cn) or the lender’s designated channels, and the borrower will be deemed to have been notified;

10. Exercise other rights stipulated in laws and regulations, normative documents and this contract.

II. Obligations of the Lender

1. The Lender shall grant the loan to the Borrower on the terms and conditions set forth herein;

2. The Lender shall keep confidential the financial condition and production and operation of the Borrower, provided that Except as otherwise provided by laws, administrative regulations and normative documents.

Article 11 Breach of contract events and handling

I. During the validity period of this contract, any of the following circumstances shall constitute an event of breach of contract under this contract:

1. The borrower breaches any of the representations and warranties under this contract;

2. The borrower fails to fully perform any obligations under this contract and other relevant documents, including but not limited to failure to pay the principal, interest and other amounts payable under this contract in full and on time;

3. The borrower fails to change the purpose of the loan, misappropriate the loan or use the loan to engage in money laundering, terrorist financing or any other illegal or illegal transaction as agreed in this contract or without the consent of the lender;

4. The borrower voluntarily or is forced to suspend business, liquidate, cancel, reorganize, dissolve or go bankrupt:

5. The borrower provides false materials or conceals important facts;

6. The borrower breaks through the financial indicators agreed in this contract;

7. The deterioration of the borrower’s financial situation may affect the safety of the borrowing or intentionally evade bank claims;

8. The borrower’s loan project plan is cancelled or cannot be implemented;

9. The borrower uses false contracts between the borrower and a third party to obtain funds or credit from lenders or other banks;

10. The borrower has or is suspected of engaging in violations of laws and regulations, involving or may be involved in litigation, arbitration cases and other legal disputes;

11. The Borrower violates other contracts signed with the Lender or other institutions or third parties of Bank of Jiangsu Co., Ltd., or disputes arising from such contracts may cause or may lead to litigation or arbitration;

12. The controlling shareholder of the borrower transfers its shares of the borrower, or the controlling shareholder, actual controller, legal representative and senior management of the borrower have major matters, including but not limited to the occurrence or suspected violations of laws and regulations, involving litigation, arbitration or administrative penalties, serious deterioration of financial status, declaration of bankruptcy or dissolution, inability to perform duties, etc.;I. During the term of this Contract, any of the following circumstances shall constitute an event of breach hereunder;

13. Breach of contract by the guarantor, including but not limited to false information provided by the guarantor, violation of other contracts signed by the guarantor with the lender or other institutions of Bank of Jiangsu Co., Ltd. or a third party, litigation or arbitration arising from disputes arising from such contracts, forced or voluntary suspension of business, major difficulties in production and operation or major adverse changes in financial status, occurrence or suspected violations of laws and regulations, evasion of bank claims, mergers and/or acquisitions and reorganization, and other circumstances that may weaken its guarantee capacity;

14. Other circumstances that endanger or may endanger the security of the lender’s creditor’s rights.

II. In the event of default, the lender has the right to adopt one or more of the following disposal methods according to the nature and degree of default:

1. Require the borrower to correct the breach within a time limit and take remedial measures;

2. Change the payment method of loans not mentioned under this contract;

3. Require the borrower to provide another guarantee approved by the lender;

4. Stop the borrower from continuing to withdraw, cancel the unmentioned loan amount, announce the early maturity of the loan principal and interest under this contract, and immediately recover the loan;

5. Require the guarantor to perform the guarantee obligation or dispose of the collateral;

6. Announce that all principal and interest under other loan contracts signed between the borrower and the lender and other branches of Bank of Jiangsu Co., Ltd. are due ahead of schedule, and all loans are immediately recovered;

7. To freeze part or all of the borrower’s deposits, the right to deduct money from any account opened by the borrower at all levels of branches of Bank of Jiangsu Co., Ltd., in order to repay the debt, and the deducted amount is foreign exchange, it shall be converted according to the spot foreign exchange purchase price announced by the lender on the date of deduction;

8. If this contract is notarized by a notary public to give enforcement effect, it may apply to the people’s court for enforcement;

9. Exercise other rights that can be exercised by laws and regulations, normative documents and this contract.1. The Borrower fails to perform the representations, warranties and obligations set forth in Article 8 and Article 9 hereof, including failing to pay the principal and interest of the loan and other obligations due under the Loan Contract on the due date Payment;

Article 12 Fees

1. Expenses related to this Contract include but not limited to hand credit investigation, notarization, witness, registration, etc .The expenses incurred shall be borne by each party according to the law;

2. All expenses incurred by the Lender to collect the principal and interest of the loan due to the Borrower’s failure to repay the principal and interest of the loan on time, including but not limited to notice fee, delivery fee, appraisal fee, attorney’s fee, legal cost, travel fee, appraisal fee, auction fee, property preservation fee and enforcement fee, shall be borne by the Borrower bear.

Article 13 Assignment of Debts

1. Without the written consent of the lender, the borrower shall not assign any rights and obligations under this contract to any third party.

2. If the borrower assigns its rights and obligations under this contract to a third party with the written consent of the lender, the third party shall unconditionally comply with all the terms of this contract.

Article 14 Modification, Termination and Exercise of Rights of Contract

1. Unless otherwise agreed in this contract, this contract shall be changed or terminated in writing by mutual agreement of both parties;

2. During the validity period of the contract, any tolerance, grace or delay imposed by the lender on any breach of contract or delay by the borrower shall not damage, affect or restrict the lender’s compliance with this contract and relevant laws. , administrative regulations and normative documents stipulate all the rights that it should enjoy as a creditor, nor shall it be regarded as the lender’s permission or recognition of any behavior that violates this contract, nor shall it be regarded as the lender’s waiver of taking action against existing or future breaches of contract. s right;

3.If any provision of this contract is invalid or partially invalid for any reason, the borrower shall still perform all repayment obligations. If the above situation occurs, the lender has the right to terminate this contract and can immediately pursue the principal, interest and other related payments under this contract from the borrower.

Article 15 The borrower agrees that the claims under this contract shall be given enforcement effect after notarization in the contract, and when the borrower fails to perform or does not fully perform the obligations stipulated in the contract, the lender may apply to the people’s court with jurisdiction for compulsory enforcement.

Article 16: Anti-money laundering provisions

1. The borrower undertakes that its application to the lender for the business under this contract is true and legal, does not involve money laundering, terrorism or other illegal purposes, does not violate any applicable laws, regulations and international treaties on economic sanctions, trade embargoes and trade controls, and voluntarily accepts anti-money laundering investigations, provides relevant information in a timely manner, and ensures the accuracy, authenticity and completeness of relevant information.

2. The borrower undertakes that the source of funds involved in the repayment of the loan is legal and compliant, and there is no and no suspected illegal activities such as money laundering, terrorist financing, tax evasion, fraud, etc.

3. If the lender discovers or has reasonable grounds to suspect that the borrower has or is suspected of illegal activities such as money laundering, terrorist financing or tax evasion, the lender may take necessary money laundering risk control measures including but not limited to suspending the borrowing under this contract, announcing the early maturity of the loan, etc., and the borrower shall bear the corresponding compensation for the losses caused to the lender by the lender due to the risk control measures taken and the borrower’s violation of the anti-money laundering obligations stipulated in this article.

Article 17 Information Inquiry and Use

I. The Borrower irrevocably authorizes Bank of Jiangsu Co., Ltd. to inquire and use all kinds of information related to the Borrower through channels including but not limited to state administrative organs, government departments, business management institutions, social third-party data platforms, online media, etc., from the date of signing this contract to the date of termination of the business under this contract. The Borrower is aware of the possible legal consequences arising from the provision of the above non-public information.

II. The borrower hereby irrevocably undertakes that when the borrower violates the obligations stipulated in this contract, the lender may report the information on the debtor’s breach of contract and untrustworthiness to the credit reporting agency and the banking association, and authorize the relevant banking association to share the information on the borrower’s untrustworthiness among banking financial institutions and even publicize it to the public in an appropriate manner.

III. If the borrower fails to perform its repayment obligations in a timely and full manner as stipulated in this contract, the lender has the right to entrust a legal and compliant third-party institution such as a cooperative institution or law firm to collect the loan on its behalf, and the borrower authorizes and agrees that the lender collects, processes, uses and transmits the borrower’s information within the scope of this contract for the purpose of collecting and recovering debts, and shares the necessary information of the borrower (such as identity information, contact information, performance information and performance ability judgment information) with the aforementioned institutions.

IV. Borrowers voluntarily accept joint measures such as lenders and other banking financial institutions to jointly reduce or stop credit grants, stop opening new settlement accounts, and stop new credit cards for designated representatives, and punish and protect rights.

Article 18 Notice and Service

I. The Borrower confirms that the mailing address, telephone, fax, e-mail address, etc. listed at the beginning of this contract are the valid delivery addresses of the Borrower.

II. A notice given to the Borrower shall be deemed to have been served if:

(1) Electronic delivery (including text messages, e-mails, faxes, etc.), deemed to be delivered when the sender’s device shows that the sending is successful;

(2) Delivered by hand, the date on which the sender states the circumstances on the written document or return certificate of service on the spot shall be deemed to be a valid date of service;

(3) Delivery by post (including express mail, regular mail, registered mail, etc.) is deemed to be delivered on the fifth calendar day after the date of delivery by the sender or the date on which the notice is actually delivered to the relevant address or the notice is returned, whichever is earlier;

(4) Where the above methods are used at the same time, whichever reaches the other party first shall prevail.

III. The following persons are the signatories notified by the lender, including: themselves, relatives, property management personnel of the community and office building where the above-mentioned service address is located, doormen and security guards, applicable to the situation where the borrower is a natural person; The unit, the shareholders of the unit, the staff of the unit, the property management personnel of the community or office building where the above-mentioned service address is located, the doorman, the security guard, etc., are applicable to the situation where the borrower is a legal person or an unincorporated organization.

IV. The above service address, service method and scope of application of the signatory: including the service of all kinds of notices, letters, annexes, agreements and other documents of the borrower in the process of performing this contract from the time of the formation of the contract to the date of completion of the performance of the obligation, as well as the service of relevant documents and legal documents in the event of a dispute arising from this contract, including the service of relevant documents and legal documents at various stages such as the notarization of the dispute, the first, second, retrial and enforcement procedures (including the disposal of collateral, etc.), special procedures after the dispute enters the notarization, arbitration and civil litigation procedures.

V. If there is any change to the above service address, the borrower shall notify the lender, people’s court, arbitration institution or notary public in writing within 3 working days from the date of the change, and before receiving the written notice of change, the notice or document served by the lender, people’s court, arbitration institution or notary public according to the above service address shall be deemed to be validly served.

VI. If the notice or document cannot be actually received by the borrower due to the incorrect delivery address provided or confirmed by the borrower, the failure to notify in time after the change of the service address, or the refusal of the party to be served or the signatory to sign for delivery, the notice or document delivered in accordance with the above agreed methods shall also be deemed to have been effectively served, and the risk arising therefrom shall be borne by the borrower.

VII. After a dispute arises under this contract or the dispute enters the arbitration/civil litigation procedure, if the borrower responds to the lawsuit and directly submits a confirmation of the service address to the arbitration institution/court, if the confirmation address is inconsistent with the service address confirmed in this contract, the service address submitted to the arbitration institution or court shall prevail (the service address shall be subject to the service method stipulated in this contract and the legal consequences of service).

Article 19 Application of Law and Dispute Resolution

The conclusion, validity, interpretation, performance and dispute resolution of this contract shall be governed by the laws of the People’s Republic of China (for the purpose of this contract only, excluding the laws of the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Region of the People’s Republic of China). If there is a dispute in the performance of the contract, the two parties may negotiate or mediate; If consultation or mediation fails, the dispute shall be resolved in the manner specified in option C below:

A. Filing a lawsuit with the people’s court where the lender is located;

B. Application to            /           Arbitration Commission for Arbitration.

C. File a lawsuit with the people’s court where the contract is signed.

Article 20 Other matters agreed upon by both parties:

1. The loan under this contract is a specific credit line under the credit limit of the “Maximum Comprehensive Credit Contract” numbered           \        ,  and this contract is its effective attachment.

2. The borrower should download and save this contract by himself, otherwise he will bear the risk of not being able to provide evidence.

3. Interest and expenses other than the principal amount under this contract are tax-inclusive prices.

4. If the lender needs to entrust other institutions of Bank of Jiangsu to perform its rights and obligations under this contract due to business needs, the borrower approves this. Other institutions of Bank of Jiangsu authorized by the lender have the right to exercise all their rights under this contract, and have the right to file a lawsuit in court or submit to an arbitration institution for adjudication on disputes under this contract.

5.This contract consists of the main text of the contract, attachments (if any), all information filled in by the borrower when applying for a loan, various rules displayed on the loan application interface, and other page information related to this loan. Each component has the right to both parties to the contract. Legally binding. The lender is not responsible for any rule information released by other institutions in the name of the lender without the lender’s consent.

6. There is no content below.

Matters not covered in this contract shall be interpreted or handled in accordance with laws and regulations, normative documents and relevant provisions of the competent national authority.

Article 21 Entry into force and termination of the contract

1. This contract shall come into force after it is signed (signed or sealed) by the legal representative/responsible person or authorized representative of both parties and affixed with official seals.

2. This contract shall be terminated on the date when all principal, interest and related expenses are fully paid.

Sign Date: March 26, 2024

/s/ Jiangsu HUHU Electromechanical Technology Co., LTD

Note: This contract contains the customer’s digital identity information, which is signed online by the customer and automatically generated.

Letter to the customer

Dear Customer:

According to the relevant regulations of the China Banking and Insurance Regulatory Commission and Bank of Jiangsu Co., Ltd. (hereinafter referred to as “the Bank”), the Bank strictly prohibits employees from engaging in the following acts:

1. Organizing and participating in illegal fundraising activities;

2. Introducing institutions and individuals to participate in usury or issuing usury to institutions and individuals;

3. Borrowing money from customers;

4. Directly or covertly participate in private lending, provide guarantees or matchmaking for private lending for customers or their related parties;

5. Collect other fees in addition to normal financing costs during business handling;

6. Borrow the transition funds of the customer’s account, or use the related accounts of myself and relatives to provide the transition funds for the customer;

7. Part-time work or receive remuneration from customers or their related parties;

8. Selling third-party institutional products that are not authorized by the Bank or have signed consignment agreements;

9. Handle business on behalf of customers in violation of regulations, keep and deliver important items on behalf of customers in violation of regulations;

10. Accepting or soliciting improper benefits, or transferring benefits in violation of regulations. In order to protect your rights and interests, the Bank solemnly reminds you as follows:

The above matters are expressly prohibited by the Bank, and any employee of the Bank, no matter what the reason for the above-mentioned behavior, is his personal behavior and does not represent the will of the Bank, please be cautious.

Any fees and any form of security deposit collected by any other institution or individual from you have nothing to do with Bank of Jiangsu Co., Ltd., and Bank of Jiangsu Co., Ltd. does not assume all legal liabilities arising therefrom.

Please supervise the staff of the Bank, if you find that the staff of the Bank have a daily situation, through the Bank’s special email address jsyhdflz@jsbchina.cn, or call the Bank’s Party Style and Integrity Construction Office (Tel: 025-51811967) to report, the Bank will keep the blood level confidential.

Bank of Jiangsu Co. LTD

I (the Company) confirm that I know and carefully read all the contents of the Notice to Customers, understand and accept the risks indicated by the Bank, and actively assist the Bank in supervising the behavior of your employees.

Date of Signing:

March 26, 2024:

Letter of commitment for the purpose of credit funds

Bank of Jiangsu Co. LTD:

I/the company hereby undertake the following as a result of handling credit business with your bank:

I. Credit funds are only used for the business turnover of the person/the unit, and are not used in any form for the purchase of real estate, equity investment, and fields and purposes that violate the national credit policy, and are not used for investment in stocks, bonds, futures, financial derivatives and asset management products, and do not engage in illegal activities.

II. The Bank reserves the right to require me/the unit to provide proof of credit purposes. I/the unit is aware of the risk of using the credit funds in violation of the purpose agreement, and if I change the use of the credit funds or misappropriate the credit funds without your consent and use them in prohibited areas such as real estate mentioned in Article 1 of this commitment letter, the Bank has the right to terminate the contract in advance and immediately recover the loan, or take measures such as reducing the credit limit and investigating the corresponding legal responsibility.

Promisee: /s/ Jiangsu HUHU Electromechanical Technology Co., LTD

Date: March 26, 2024